Exhibit 99.1
Hanesbrands Inc
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-4400
news release

FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Brian Lantz, (336) 519-7130
HANESBRANDS INC. REPORTS FIRST-QUARTER 2008 RESULTS
WINSTON-SALEM, N.C. (April 21, 2008) — Hanesbrands Inc. (NYSE: HBI), a leading marketer of innerwear, outerwear and hosiery apparel, today reported first-quarter 2008 results.
Earnings per diluted share in the quarter more than tripled to $0.38. Excluding actions, non-GAAP earnings per diluted share increased by 56 percent to $0.42, up $0.15 as a result of reduced long-term debt, lower base interest rates, and operating profit growth. Total net sales decreased by 5.0 percent to $987.8 million, reflective of conditions in the retail marketplace.
“We are very pleased with our profit results in a tough economic climate. Our strong profit growth was driven by continued cost-reduction initiatives and management of our debt structure in spite of a sales decline,” Hanesbrands Chief Executive Officer Richard A. Noll said. “The key to our success is the continued execution of our business strategies of investing in our brands, driving cost reductions and globalizing our supply chain, and effectively investing our cash flow.”
Noteworthy Financial Highlights
Selected highlights for the quarter ended March 29, 2008, compared with the year-ago quarter ended March 31, 2007, include:
•	Earnings per diluted share in the quarter increased 217 percent to $0.38, up from $0.12 a year ago. Non-GAAP diluted EPS, which excludes actions, increased 56 percent to $0.42 per share, up from $0.27 a share a year ago.

Non-GAAP net income, which excludes actions, increased by $14.2 million on the strength of cost reductions, supply chain initiatives, and lower interest expense. This net income improvement was a result of $4 million from higher operating profit, $6 million in lower interest expense due to lower long-term debt and implementing our accounts receivable securitization program, as well as $6 million in savings from lower LIBOR rates. Those improvements were partially offset by slightly higher income tax expense.

Hanesbrands Inc. Reports First-Quarter 2008 Results — Page 2
•	Operating profit in the quarter increased to $87.8 million, from $68.9 million a year ago.

Non-GAAP operating profit, which excludes actions, increased by 4.9 percent to $93.6 million for an operating margin on sales of 9.5 percent versus 8.6 percent a year ago.

Cost-reduction efforts resulted in an improved gross margin. As a percent of sales, selling, general and administrative costs were up, but the actual costs were flat, even though a timing shift resulted in higher media spending in the first quarter to support the launch of marketing initiatives for new Hanes products and the revitalization plan for Playtex.

•	Total net sales in the quarter decreased by $52 million to $987.8 million, from $1.04 billion in the year-ago quarter.

Sales decreased in the company’s innerwear and outerwear segments, with declines in most product categories across most customers. The company’s sales to retailers are consistent with broad-based macroeconomic point-of-sale trends. International segment sales increased by 15 percent, driven by favorable foreign currency exchange rates and growth.

•	Hanesbrands continued to have a strong cash position at the end of the quarter. The company repurchased $8.3 million in company stock in the quarter, or 334,980 shares at an average price of $24.69.
(Diluted EPS excluding actions, net income excluding actions and operating profit excluding actions are non-GAAP measures used to better assess underlying business performance because they exclude the effect of unusual actions that are not directly related to operations. The unusual actions in the current or year-ago quarter were restructuring and related charges, amortization of gain on postretirement benefits, nonrecurring spinoff and related charges, and the tax effect on these items. See Table 4 for details and reconciliation with reported operating results consistent with generally accepted accounting principles.)
Other Quarter Comments
In March, Hanes launched its television, print and Internet advertising and marketing campaign for Hanes No Ride Up Panties featuring actress Sarah Chalke. The panties are the first products to feature Hanes’ new Comfort Fit consumer satisfaction guarantee.
“Our successful profit results in the quarter demonstrate that we have several business levers to increase our EPS as we strive to achieve our long-term growth goals,” Noll said. “We are pleased with our ability to execute cost reductions to deliver our solid profit performance. We are now focused on executing sales and marketing plans for the rest of the year, particularly for the important back-to-school and year-end holiday periods, to best navigate a challenging consumer environment.”

Hanesbrands Inc. Reports First-Quarter 2008 Results — Page 3
Hanesbrands Policy on Guidance
Hanesbrands follows a policy of not providing quarterly or annual EPS guidance. The company plans to communicate appropriately to provide investors with an understanding of long-term goals, the trends associated with its business and current financial performance.
Webcast Conference Call
Hanesbrands will host a live Internet webcast of its quarterly investor conference call at 9 a.m. EDT today. The broadcast may be accessed on the home page of the Hanesbrands corporate Web site, www.hanesbrands.com. The call is expected to conclude by 10 a.m.
An archived replay of the conference call webcast will be available in the investors section of the Hanesbrands Web site. A telephone playback will be available from approximately noon EDT today until midnight on April 28, 2008. The replay will be available by calling toll-free (800) 642-1687, or by toll call at (706) 645-9291. The replay pass code is 43163918.
Cautionary Statement Concerning Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding our launch as an independent company and the benefits expected from that launch, our long-term goals, and trends associated with our business. These forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements. These risks and uncertainties include the following: our ability to migrate our production and manufacturing operations to lower-cost countries around the world; our ability to effectively implement other components of our business strategy; costs and adverse publicity from violations of labor or environmental laws by us or our suppliers; our ability to successfully manage adverse changes in social, political, economic, legal and other conditions affecting our foreign operations; retailer consolidation and other changes in the apparel essentials industry; our ability to keep pace with changing consumer preferences; loss of or reduction in sales to, or financial difficulties experienced by, any of our top customers; fluctuations in the price or availability of cotton or labor; our debt and debt-service requirements that restrict our operating and financial flexibility and impose interest and financing costs; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including the 2007 Annual Report on Form 10-K, 2007 quarterly reports on Form 10-Q and current reports on Form 8-K, registration statements, press releases and other communications. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Hanesbrands Inc. Reports First-Quarter 2008 Results — Page 4
Hanesbrands Inc.
Hanesbrands Inc. is a leading marketer of innerwear, outerwear and hosiery apparel under strong consumer brands, including Hanes, Champion, Playtex, Bali, Just My Size, barely there and Wonderbra. The company designs, manufactures, sources and sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear. Hanesbrands has approximately 50,000 employees in more than 25 countries. More information may be found on the company’s Web site at www.hanesbrands.com.
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TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income
(Amounts in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended
	March 29, 2008	March 31, 2007	% Change
Net sales:
Innerwear	$543,730	$590,447
Outerwear	272,205	283,635
Hosiery	66,741	73,693
International	104,636	90,777
Other	11,121	15,398

Total segment net sales	998,433	1,053,950
Less: Intersegment	10,586	14,056

Total net sales	987,847	1,039,894	-5.0%

Cost of sales	642,883	700,215

Gross profit	344,964	339,679	1.6%
As a % of net sales	34.9%	32.7%

Selling, general and administrative expenses	254,612	254,567
As a % of net sales	25.8%	24.5%

Restructuring	2,558	16,246

Operating profit	87,794	68,866	27.5%
As a % of net sales	8.9%	6.6%

Interest expense, net	40,394	51,717

Income before income tax expense	47,400	17,149

Income tax expense	11,376	5,145

Net income	$36,024	$12,004	200.1%

Earnings per share:
Basic	$0.38	$0.12
Diluted	$0.38	$0.12	216.7%

Weighted average shares outstanding:
Basic	94,344	96,475
Diluted	95,610	97,105

TABLE 2
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	March 29, 2008	December 29, 2007
Assets
Cash and cash equivalents	$120,793	$174,236
Trade accounts receivable	541,900	575,069
Inventories	1,223,979	1,117,052
Other current assets	238,579	227,977

Total current assets	2,125,251	2,094,334

Property, net	526,498	534,286
Intangible assets and goodwill	467,980	461,691
Other noncurrent assets	350,410	349,172

Total assets	$3,470,139	$3,439,483

Liabilities
Accounts payable and accrued liabilities	$669,303	$669,405
Other current liabilities	14,562	19,577

Total current liabilities	683,865	688,982

Long-term debt	2,315,250	2,315,250
Other noncurrent liabilities	159,742	146,347

Total liabilities	3,158,857	3,150,579

Equity	311,282	288,904

Total liabilities and equity	$3,470,139	$3,439,483

TABLE 3
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Quarter Ended
	March 29, 2008	March 31, 2007
Operating Activities:
Net income	$36,024	$12,004
Depreciation and amortization	26,264	28,170
Other noncash items	4,434	6,723
Changes in assets and liabilities, net	(86,203)	(47,488)

Net cash used in operating activities	(19,481)	(591)

Investing Activities:
Purchases of property and equipment, net, and other	(20,510)	(3,500)

Financing Activities:
Net borrowings on notes payable, stock repurchases, and other	(13,740)	(2,759)

Effect of changes in foreign currency exchange rates on cash	288	167

Decrease in cash and cash equivalents	(53,443)	(6,683)

Cash and cash equivalents at beginning of year	174,236	155,973

Cash and cash equivalents at end of period	$120,793	$149,290

TABLE 4
HANESBRANDS INC.
Supplemental Financial Information
(Dollars in thousands, except per-share amounts)
(Unaudited)
Reconciliation of Reported Operating Results with
Certain Information Excluding Actions

	Quarter Ended
	March 29, 2008	March 31, 2007

A. Excluding actions data

Gross profit	$347,522	$344,946
SG&A	253,969	255,779
Operating profit	93,553	89,167
Net operating profit after taxes (NOPAT)	71,100	62,417
Net income	40,401	26,215
Earnings per diluted share	0.42	0.27

As a % of net sales
Gross profit	35.2%	33.2%
SG&A	25.7%	24.6%
Operating profit	9.5%	8.6%
Net income	4.1%	2.5%

B. Operating results excluding actions

Gross profit as reported	$344,964	$339,679
Accelerated depreciation included in Cost of sales	2,558	5,267

Gross profit excluding actions	$347,522	$344,946

SG&A as reported	$254,612	$254,567
Amortization of gain on postretirement benefits included in SG&A	—	2,013
Spinoff and related charges included in SG&A	—	(801)
Accelerated depreciation included in SG&A	(643)	—

SG&A excluding actions	$253,969	$255,779

Operating profit as reported	$87,794	$68,866
Gross profit actions	2,558	5,267
SG&A actions	643	(1,212)
Restructuring	2,558	16,246

Operating profit excluding actions	93,553	89,167
Income tax expense at effective rate	(22,453)	(26,750)

NOPAT	$71,100	$62,417

C. Net income excluding actions

Net income as reported	$36,024	$12,004
Gross profit actions	2,558	5,267
SG&A actions	643	(1,212)
Restructuring	2,558	16,246
Tax effect on actions	(1,382)	(6,090)

Net income excluding actions	$40,401	$26,215

D. EBITDA

Net income	$36,024	$12,004
Interest expense, net	40,394	51,717
Income tax expense	11,376	5,145
Depreciation and amortization	26,264	28,170

Total EBITDA	$114,058	$97,036